For Immediate Release	For Further Information Contact:
Monday, May 14, 2007	Robert E. Phaneuf
Vice President - Corporate Development
(918) 632-0680

RAM ENERGY RESOURCES ANNOUNCES ACQUISITION

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today announced the execution of a purchase and sale agreement covering 120 wells in Southeast New Mexico and West Texas. The seller is a privately-held company. RAM is acquiring a 100 percent working interest in all of the wells and will become the operator at closing, which is scheduled for May 15, 2007.

The purchase price is $18.5 million and is subject to customary closing adjustment. Daily net production from these wells totaled 232 BOPD and 290 MCFD during the month of January 2007, and net cash flow for the twelve months ending December 2006 totaled $4.1 million.

“These properties represent long life predictable reserves that are geographically concentrated, with the majority of the value located in Southeast New Mexico. This is an area in which RAM successfully operated between 1989 and 2004 and one that we are excited to be re-entering,” said Larry E. Lee, Chairman and CEO.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of drilling, capital spending, reserves acquired, NYMEX prices of oil and gas, the impact of oil and gas hedging activities, and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.